SERVER LEASE AGREEMENT

This Server Lease Agreement (the “Agreement”) is entered into as of August 1, 2026 (the “Effective Date”), by and between:

Lessee: Evmand Corporation, 1309 Coffeen Avenue STE 1200, Sheridan, Wyoming, 82801United States;

Lessor: Digital Forge Solutions LTD, 167-169 Great Portland Street, London, England, W1W 5PF, United Kingdom.

Collectively referred to as the "Parties".

1. Server Lease

The Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, a dedicated server (the “Server”) for hosting and operating the Lessee’s API and related backend infrastructure during the Term of this Agreement. The Server shall be made available to the Lessee for the duration of the Term in accordance with the technical specifications and requirements set forth in this Agreement.

Configuration Requirements

The Server shall meet the following minimum technical specifications:

  CPU: not less than 8 virtual cores (vCPU);
  RAM: not less than 16 GB;
  Storage: not less than 500 GB SSD;
  Network: stable internet connection with a dedicated IP address.

The Server shall operate on a Linux-based operating system and support the deployment and operation of the Lessee’s API and related backend services, including database systems and API handling components.

The Server environment shall be compatible with client-side applications, including applications operating on Windows platforms. The Server shall be used primarily for hosting and operating the Lessee’s API, backend services, database systems, keyword data generation, data processing, and related applications. The Server shall be capable of:

  processing user requests;
  generating and delivering keyword data;
  supporting data export functionality; and
  handling multiple users concurrently.

The Lessor shall be responsible for making the Server available in accordance with the specifications set forth in this Agreement.

2. Term

The term of this Agreement shall commence on August 1, 2026 and shall continue for six (6) months, ending on January 31, 2027, unless earlier terminated in accordance with this Agreement.

Any extension of the Term shall be agreed upon by the Parties in writing.

3. Lease Fee and Payment

The Lessee shall pay the Lessor a monthly lease fee of $1,480 USD (the “Monthly Lease Fee”).

The Monthly Lease Fee shall be payable in advance no later than the 5th calendar day of each month during the Term.

The Lessee may pay the Monthly Lease Fee for multiple months in advance. Any advance payment shall be applied toward the applicable future monthly lease periods.

The total lease fee for the full six-month Term is $8,880 USD, calculated as six monthly payments of $1,480 USD.

Payment shall be made by wire transfer or another mutually agreed payment method.

4. Lessor Responsibilities

The Lessor agrees to:

  provide the Lessee with access to the Server for the duration of the Term;
  maintain the Server in accordance with the minimum technical specifications set forth in this Agreement;
  maintain stable network connectivity and a dedicated IP address;
  maintain the Linux-based operating environment;
  use commercially reasonable efforts to maintain the availability and proper operation of the Server;
  perform necessary maintenance and technical work related to the Server; and
  notify the Lessee, where reasonably practicable, of scheduled maintenance or service interruptions that may materially affect the Lessee’s use of the Server.

The Lessor shall use commercially reasonable efforts to restore Server availability in the event of an unexpected technical interruption.

5. Lessee Responsibilities

The Lessee agrees to:

  use the Server in compliance with all applicable laws and regulations;
  use the Server for lawful business and information technology purposes;
  be responsible for all applications, databases, software, content, and data deployed or stored by the Lessee on the Server;
  maintain appropriate access credentials and reasonable security measures for its applications and accounts;
  make all payments when due under this Agreement; and
  promptly notify the Lessor of any material technical issues affecting the Server.

The Lessee shall not use the Server for any unlawful activity or in any manner that intentionally causes damage to the Server or materially interferes with the Lessor’s infrastructure.

6. Server Access and Use

The Lessor shall provide the Lessee with the access credentials reasonably necessary to use and administer the Server.

The Lessee shall be responsible for the configuration and administration of its own applications, databases, APIs, and other software deployed on the Server, except for operating system and infrastructure maintenance expressly assigned to the Lessor under this Agreement.

The Lessee shall not transfer, assign, sublicense, or otherwise grant third parties the right to use the Server without the Lessor’s prior written consent, except for the Lessee’s employees, contractors, and service providers who require access for legitimate business purposes.

7. Data and Intellectual Property

All data, information, content, software, applications, databases, and other materials uploaded, stored, or deployed by the Lessee on the Server shall remain the property of the Lessee or its applicable licensors.

Nothing in this Agreement shall transfer ownership of the Lessee’s intellectual property to the Lessor.

The Lessor retains all rights to its own hardware, infrastructure, operating systems, tools, technologies, and other materials owned or licensed by the Lessor and used to provide the Server.

The Lessor shall not acquire any ownership rights in the Lessee’s data, software, applications, or other intellectual property as a result of this Agreement.

8. Confidentiality

Each Party agrees to maintain the confidentiality of all non-public business, technical, financial, and other confidential information received from the other Party in connection with this Agreement.

Neither Party shall disclose such confidential information to any third party except as required by applicable law or as reasonably necessary to perform its obligations under this Agreement.

The confidentiality obligations set forth in this Section shall survive the expiration or termination of this Agreement.

9. Maintenance and Service Interruptions

The Lessor may temporarily suspend access to the Server when reasonably necessary to perform maintenance, upgrades, repairs, security measures, or other technical work.

Where reasonably practicable, the Lessor shall provide the Lessee with advance notice of scheduled maintenance that is expected to materially affect access to the Server.

The Lessor shall use commercially reasonable efforts to minimize the duration and impact of any interruption.

The Lessor shall not be responsible for interruptions caused by circumstances beyond its reasonable control, including internet service failures, power outages, third-party infrastructure failures, acts of nature, governmental actions, or other force majeure events.

10. Security and Backup

The Lessee shall be responsible for maintaining appropriate security measures for its applications, accounts, credentials, and data stored on or accessed through the Server.

Unless otherwise agreed by the Parties in writing, the Lessee shall be responsible for maintaining backups of its data and applications.

The Lessor shall not be responsible for the loss of Lessee data resulting from the Lessee’s failure to maintain appropriate backups, except to the extent such loss is directly caused by the Lessor’s willful misconduct or gross negligence.

11. No Transfer of Ownership

This Agreement constitutes a lease of the Server and does not constitute a sale or transfer of ownership of the Server.

All ownership rights in the physical Server, hardware, infrastructure, and equipment shall remain with the Lessor or the applicable owner throughout the Term and after expiration or termination of this Agreement.

The Lessee receives only the right to use the Server during the Term in accordance with the terms of this Agreement.

12. Termination

Either Party may terminate this Agreement upon a material breach by the other Party, provided that the breaching Party is given 10 business days written notice to cure such breach.

If the Agreement is terminated due to the Lessor’s material breach, the Lessee shall be entitled to a refund of any prepaid Monthly Lease Fees attributable to the period after the effective date of termination, to the extent applicable.

If the Agreement is terminated due to the Lessee’s material breach, including failure to pay amounts when due, the Lessor may suspend or terminate the Lessee’s access to the Server following written notice and expiration of the applicable cure period.

Upon expiration or termination of this Agreement, the Lessee shall cease using the Server and shall remove or retrieve its data, applications, and other materials from the Server.

13. Return and Data Removal

Upon expiration or termination of the Agreement, the Lessee shall cease using the Server.

The Lessee shall be responsible for retrieving its data, applications, databases, and other materials from the Server before the expiration or termination date.

Following expiration or termination and after a reasonable period necessary to allow the Lessee to retrieve its data, the Lessor may delete or otherwise remove the Lessee’s data and applications from the Server, unless otherwise required by applicable law or agreed by the Parties in writing.

14. Limitation of Liability

Neither Party shall be liable to the other Party for any indirect, incidental, special, consequential, or punitive damages arising out of or relating to this Agreement, except to the extent such limitation is prohibited by applicable law.

The Lessor shall not be liable for loss or damage resulting from the Lessee’s software, applications, data, content, security practices, or use of the Server in violation of this Agreement or applicable law.

15. Force Majeure

Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement to the extent such failure or delay results from circumstances beyond the reasonable control of the affected Party, including natural disasters, acts of government, war, terrorism, labor disputes, power failures, internet or telecommunications failures, or failures of third-party infrastructure.

The affected Party shall use commercially reasonable efforts to mitigate the effects of any such event.

16. Entire Agreement

This Agreement constitutes the entire agreement between the Parties concerning the lease and use of the Server and supersedes all prior discussions, understandings, and agreements between the Parties relating to the subject matter hereof.

Any amendment or modification to this Agreement must be made in writing and agreed to by both Parties.

17. Notices

Any notice required or permitted under this Agreement shall be provided in writing by email or other communication method agreed upon by the Parties.

Each Party shall promptly notify the other Party of any change in its contact information.

18. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Wyoming, United States, without regard to its conflict of laws principles.

19. Signatures

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Lessee:	Lessor:
Evmand Corporation By: /s/ Evmand Corporation Date: August 1, 2026	Digital Forge Solutions LTD By: /s/ Digital Forge Solutions LTD Date: August 1, 2026